EXHIBIT 99.3

May 20, 2009

Board of Directors
Smart Online, Inc.
4505 Emperor Blvd, Suite 320
Durham North Carolina 27703

Dear Members of the Board of Directors:

I hereby tender my resignation for all positions currently held with Smart Online, Inc. (the “Company”), including Chief Operating Officer, Vice President Sales & Marketing, effective as of 6:00 p.m. today.

Instrumental in my decision to resign my positions with the Company was the Board of Directors’ decision to change the Company’s securities legal counsel to Cohen Tauber Spievack & Wagner. Our former securities legal counsel has substantial experience in securities law and significant knowledge of the particular circumstances surrounding the Company. The Board made this decision to change legal counsel with no input from me, nor was my input sought in any way. I am unfamiliar with the Cohen firm, and after reviewing their securities law experience I do not feel that they are qualified to represent the Company competently and am concerned that the Company and its officers and directors may be subject to increased risk by virtue of this change in legal counsel.

If so requested by the Board, I am willing to remain at the Company through close of business on June 1, 2009 for the limited purpose of assisting with the transition of my duties and responsibilities. Please contact me at 919-210-2000 if you would like my assistance in this regard.

Thank you for the opportunities afforded me during my tenure at the Company.

Sincerely,

Theodore Lee Neile King